Exhibit 99.2

ANNUAL LETTER TO SHAREHOLDERS OF KINGSWAY FINANCIAL SERVICES INC.
July 22, 2020
Dear Fellow Shareholder,
I am pleased to be sharing this letter with you in connection with the issuance of our 2019 Annual Report. We made significant progress in 2019 towards our stated objectives of a) focusing on strategic capital allocation; b) executing operational improvements; and c) building a world-class team. I am proud of the progress we made in 2019. Unfortunately, much of it was overshadowed by our inability to communicate our performance while we worked through our delayed 2018 audit and 10-K filing and subsequent 2019 quarterly fillings.
First off, from a reporting standpoint, we are pleased to be sharing our 2019 Annual Report. Our auditors, Plante Moran, completed our 2019 audit on an expedited basis beginning after we filed our three 2019 quarterly filings on April 10. Furthermore, I am extremely pleased to also report that we have recently issued our form 10-Q for the quarter ended March 31, 2020. We are now current on our financial filings, and we intend to return to normal periodic reporting hereafter.
As I mentioned in the 2018 letter (my first), I would like these letters to serve as a reference point for you and me to assess how we are running the company. I’d like to share with you our achievements towards our stated organizational priorities.

1)	Focus on Strategic Capital Allocation:

a.
Growing our portfolio of cash flow positive operating companies. In March of 2019 we added Geminus to our Extended Warranty segment. We acquired the company for $7.7 million plus a $0.7 million excess working capital adjustment. Consistent with our capital allocation philosophy regarding valuation discipline, the acquisition represents an approximately 3.8x multiple of 2019 full year EBITDA (before the effects of purchase accounting which we discuss in depth below).

b.
Monetizing our current portfolio of non-strategic passive investments. During the year, we exited several investments in non-core businesses. Examples include Itasca Capital Ltd., New Aera Assets, 1347 Investors LLC, 1347 Energy, DPM SPV, and Redseal SPV, LLC. We incurred some losses and some gains as a result of these exits, but all with the benefit of eliminating non-strategic distractions.

2)	Execute:

a.
Eliminate non-strategic expenses. While total holding company expenses increased by $0.9 million over 2018, excluding the impacts of employee termination and recruiting expenses – as well as incremental fees to complete the 2018 audit – holding company expenses would have been $2.6 million lower than 2018.

b.
Continued alignment of business objectives and incentives around growth in intrinsic value. We continued to implement our strategy deployment and performance management tools at our operating subsidiaries, including the newly-acquired Geminus. Our operating subsidiary Presidents are incentivized based on achieving and exceeding prescribed ROIC hurdles.

c.
Simplify and focus. We settled litigation related to specified claims at Mendota and, in early 2020, settled the Aegis litigation. The Mendota settlement allowed for a release of funds held in escrow and the Aegis settlement capped our exposure for legacy reinsurance obligations.

d.
Improving internal controls over financial reporting (“ICFR”). While we continue to have unremediated material weaknesses in our ICFR as noted in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, we are in process of implementing our detailed remediation plans with the intent of having all the material weaknesses remediated no later than December 31, 2020.

3)	Attract, Develop and Retain World-Class Talent :

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Exhibit 99.2

a.
In May of 2019, Paul Hogan joined the Kingsway team as Secretary and General Counsel. Paul brings to the Company his background and experience as an M&A attorney and more recently as senior corporate counsel at another publicly traded company.

b.
In December of 2019 Kent Hansen joined the team and was subsequently promoted to the position of Chief Financial Officer in February of this year. Kent, along with the entire finance team, has been instrumental in bringing us current with our regulatory filings. We look forward to utilizing his talents in pursuing our strategic objectives going forward. Kent comes to Kingsway with significant previous experience in various CFO and CAO roles in publicly traded companies.

c.
In January of this year, we welcomed Brian Cosgrove as the President of our newly acquired warranty business, Geminus. Brian has a wealth of experience in the vehicle extended warranty business and previously served as President of Preferred Warranties, Inc. – a similar business to Geminus -- which he grew significantly during his tenure there.

d.
In late 2019 we launched our CEO Accelerator Program. Consistent with our strategic capital allocation goals, the program is designed to partner with talented, early-in-career managers that will source, acquire, and manage their own businesses within Kingsway. We are pleased to welcome Timi Okah to the Accelerator later this summer. Timi is a graduate of Stanford University and Harvard Business School and until recently was a consultant at McKinsey & Company. We look forward to working with Timi to identify and acquire a great business for him to run.

All of these talented individuals possess what we refer to as the Five H’s (more on that below).

A Note on COVID-19
In March 2020, the outbreak of COVID-19 caused by a novel strain of the coronavirus was recognized as a pandemic by the World Health Organization, and the outbreak has become increasingly widespread in the United States, including in the markets in which we operate. The COVID-19 outbreak has had a notable impact on general economic conditions, including, but not limited to, the temporary closures of many businesses; "shelter in place" and other governmental regulations; and reduced consumer spending due to both job losses and other effects attributable to COVID-19. The near-term impacts of COVID-19 are primarily with respect to our Extended Warranty segment. As consumer spending has been impacted, including a decline in the purchase of new and used vehicles, and many businesses through which we distribute our products remain closed or only partially open, we have seen cash flows being adversely affected by a reduction in sales of vehicle service agreements. These reductions in sales have been partially offset by lower claims activity due to lower driving activity during “shelter in place” orders. With respect to homeowner warranties, we have seen a reduction in new enrollments in our home warranty programs associated with the impact of COVID-19 on new home sale closings in the United States. As new residential home sales (and associated closings) recover, we would expect to see an improvement in our enrollments. There remain many unknowns, and we continue to monitor the expected trends and related demand for our services and have and will continue to adjust our operations accordingly.
We could experience other potential impacts as a result of COVID-19, including, but not limited to, potential impairment charges to the carrying amounts of goodwill, indefinite-lived intangibles and long-lived assets, as well as the loss in value of investments. Actual results may differ materially from our current estimates as the scope of COVID-19 evolves or if the duration of business disruptions is longer than initially anticipated.
2019 TOTAL COMPANY PERFORMANCE
Please note that in places below I present some non-GAAP financial measures. For an explanation of why I feel these are useful tools for assessing the Company’s financial performance, please see Appendix I to this letter, where you will also find a reconciliation from the corresponding GAAP measures (as presented in our 2019 Annual Report) to the non-GAAP measures.

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Exhibit 99.2

From a total company perspective, Kingsway’s net loss for 2019 was $4.3 million. In the 2018 letter, we offered a reconciliation from net loss to non-GAAP adjusted net loss and expressed our desire to measure our progress by this metric.
The reconciliation items from net loss to non-GAAP adjusted net loss in 2019 are:

•
We recorded realized gains of $0.8 million on the sale of non-core investments, unrealized gains of $4.7 million on the change in fair value of our non-core investments, an unrealized gain in the fair value of our subordinated debt of $1.1 million, and equity in net gain of investee of $0.2 million;

•	Expenses associated with redomestication of $0.1 million, certain litigation matters of $0.7 million, and acquisition and disposition related expenses of less than $0.1 million;

•	We recorded expenses of $1.1 million related to the restructuring of our senior leadership team;

•	We incurred stock-based compensation expense associated with current management of $0.6 million;

•	We incurred losses associated with discontinued operations of $1.5 million, amortization expenses of $2.5 million, and impairment of assets of $0.1 million; and

•	We incurred $0.9 million of extraordinary audit and audit-related expenses due to the restatement of our 2017 financials and significant audit work related to the 2018 financial statements.

After adjusting net loss for the items above, Kingsway had a non-GAAP adjusted net loss of $3.4 million as compared to a non-GAAP adjusted net loss of $5.7 million in 2018. As we describe in the Note on Purchase Accounting in the Appendix, we estimate that our 2019 pre-tax results were lower by approximately $0.9 million due to the application of purchase accounting for the Geminus acquisition. Hereafter, when we discuss Warranty Segment results or Geminus results, please note that these figures were reduced by these purchase accounting effects.
Another measure we are highly focused on is cash flow. Cash used in continuing operations was <$0.8 million> in 2019. This compares to cash used in continuing operations of <$2.8 million> in 2018.

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2019 SEGMENT RESULTS
Extended Warranty
The Extended Warranty segment generated operating income of $4.6 million and non-GAAP adjusted EBITDA of $5.5 million in 2019, compared to $4.2 million and $4.8 million, respectively, in 2018. For a detailed reconciliation of segment operating income to non-GAAP adjusted EBITDA, refer to Appendix I.
Extended Warranty segment operating cash flow was $7.8 million in 2019, compared to $9.1 million in 2018. Note that 2018 operating cash flow includes a $1.3 million advance payment from a customer received late in 2018.
Deferred Service fees increased by $9.1 million, while deferred acquisition costs increased by $1.7 million in 2019.
IWS Acquisition Corporation (“IWS”)
IWS, one of our vehicle service agreement (“VSA”) businesses, generated operating income of $2.0 million and operating cash flow of $4.0 million in 2019 as compared to $2.0 million and $4.9 million in 2018, respectively. Eric Wikander and the team at IWS continue to focus on further penetration of the credit union channel and growing our VSA’s in-force. We are happy to report that we added several new credit union partners (net) during

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Exhibit 99.2

2019. There is continued room to grow this business, as credit unions have become an increasingly popular alternative to traditional banks.
New and used automobile loans comprise approximately one-third of credit union loan volume, and those car owners recognize the value of IWS’ protection products. Under Eric’s leadership, our focus will be on adding new distribution partners with continued penetration of the credit union channel.
Trinity Warranty Solutions LLC (“Trinity”)
Trinity sells warranty products and provides maintenance support to consumers and businesses in the HVAC, standby generator, commercial LED lighting and refrigeration industries. Trinity distributes its warranty products through original equipment manufacturers, HVAC distributors and commercial and residential contractors. Trinity distributes its maintenance support directly through corporate owners of retail spaces throughout the United States.
Peter Dikeos and his team at Trinity experienced some challenges in 2019 with the loss of a major customer in its maintenance support segment. Trinity used this as an opportunity to accelerate its shift in focus towards growing the higher margin warranty products segment. Trinity generated operating income of $1.4 million and operating cash flow of $0.2 million as compared to $1.4 million and $2.3 million in 2018, respectively. Of note, 2018 cash flows included a $1.3 million advance payment from a customer received late in 2018.
Professional Warranty Service Corporation (“PWSC”)
PWSC sells new home warranty products and provides administration services to homebuilders and homeowners across the United States. PWSC distributes its products and services utilizing an in house sales team as well as insurance brokers and insurance carriers throughout all states except Alaska and Louisiana.
PWSC generated operating income of $0.7 million and operating cash flow of $2.0 million in 2019 as compared to $0.8 million and $1.9 million in 2018, respectively.
Tyler Gordy and the PWSC team made significant investments in new products and channel development in 2019. We anticipate these investments contributing to increased revenues and profitability in the future.
Geminus Holding Company, Inc. (“Geminus”)
Geminus primarily sells vehicle service agreements to used car buyers across the United States through its subsidiaries, The Penn Warranty Corporation ("Penn") and Prime Auto Care Inc. ("Prime"). Penn and Prime distribute these products in 32 and 40 states, respectively, via independent used car dealerships and franchised car dealerships.
During our 10 months of ownership in 2019, Geminus generated operating income of $0.5 million and operating cash flow of $1.5 million.
We are delighted to have the Geminus team join the Kingsway family, and we look forward to building a great business together under the leadership of Brian Cosgrove.

Real Estate
CMC Industries, Inc. (“CMC”)
CMC, through its subsidiaries, owns a 192 acre parcel of land in Texas that is leased on a triple net basis to BNSF Railway Company (“BNSF”). We own 81% of the company, which is consolidated for accounting and tax purposes. The property is subject to a non-recourse mortgage, which is recorded as a note payable in our consolidated balance sheets. BNSF has an option to purchase the property for $150 million at the end of the initial lease term in May 2034, which coincides with the maturity of the mortgage, or at the end of any renewal term. We have a balloon payment of $68 million on the mortgage debt at maturity. In 2017, BNSF entered into

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Exhibit 99.2

a lease amendment whereby they will pay an aggregate $25 million of additional rental income in excess of the mortgage payments through May 2034. We look forward to recognizing additional value from this operation over the remaining lease term.

2019 Real Estate Segment Operating Income was $2.8 million, inclusive of $0.6 million of legal expenses related to ongoing litigation at CMC1, as compared to $2.5 million and $0.7 million in 2018.
Asset Management
Argo Management Group LLC (“Argo”)
Argo is the manager of a small fund dedicated to investing in search funds and their target company acquisitions. As of this writing, the fund had investments in 16 active searchers and 11 operating companies. The fund is now fully invested. We believe that search funds are a compelling asset class and our experience and investment results have been strong. Additionally, managing the fund allows us access and exposure to a steady stream of exceedingly bright and entrepreneurial young managers. We view our exposure to the search fund universe as strategic to Kingsway and a nice complement to our newly launched CEO Accelerator Program.

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As I highlighted in my first letter, our organizational priorities are supported by our fundamental philosophies regarding capital allocation, operational excellence and people. I include a summary of these philosophies again here as a reinforcement of the key principles which guide us.

1 Refer to Note 29 to the consolidated financial statements within our Annual Report on Form 10-K for the year ended December 31, 2019, for further information regarding the CMC litigation.

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Exhibit 99.2

Our Capital Allocation Philosophy
Acquisitions: We target reasonable valuations for good businesses. Our view of a good business is one that generates enduringly high returns on net tangible capital. More specifically, businesses that satisfy many or most of these criteria:

Industry Attributes	Company Attributes
Growing	Recurring Revenue model
Fragmented	High operating margins
Non-cyclical	History of reliable and consistent profitability
Low capital intensity	Low customer concentration
Low or no regulatory regime	High returns on tangible capital
Not overly technical or complex	Motivated seller
Organic Investments: Our businesses are typically capital light, so capital reinvested in our existing operating businesses is generally low. That said, we have a focus on growing our pool of recurring revenue customers. We make investments in product development, sales, marketing and IT with a goal of growing the lifetime value of our customer base. We apply a minimum return on investment test to support our investment decisions.
Debt Issuance and Repayment: We view debt as an important source of capital and will target using a manageable amount of leverage to support operating company acquisitions. We will then seek to repay debt using operating cash flow to enhance intrinsic value per share.
Share Repurchase and Issuance: We currently have limited resources, which we need to devote to growing free cash flow from operations in order to cover structural holding company costs and our legacy capital structure. In the future, we would love to be acquirers of our stock if it continues to trade meaningfully below our view of intrinsic value.

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Exhibit 99.2

Our Operating Philosophy
•    We base our operational approach on continuous incremental improvement. The Japanese term is kaizen. In practice it means that we won’t settle for the status quo and we engage all of our employees to create solutions to improve our performance.

•    Our organization will be a meritocracy. We have designed a variable compensation plan based on individualized goals and performance reviews. In short, we reward our managers for a) getting results; b) with their team; c) while behaving the ‘right’ way.

•    We will create a sense of urgency -- a bias for action. As a great manager once said “if the rate of change on the outside exceeds the rate of change on the inside, the end is near.”

•    We seek to cut ‘non-strategic’ costs to the bone and redeploy these dollars to ‘strategic investments’ that will grow earnings and cash flow and enhance our competitive position. We expect to return any excess cash flow to the holding company as part of the capital allocation process.

•    We deploy tools like ‘Policy Deployment’ (hoshin kanri) and ‘Zero-based budgeting’ to drive a cadence of accountability for execution and results.

•    We focus on results. We are here to win – as measured by profitability!

Our People Philosophy
We support mangers who possess what we refer to as the FIVE H’s:
•    Honesty – unimpeachable integrity;
•    Humility – personal awareness and the ability to know what they don’t know;
•    Hustle – high energy and a gritty willingness to seek and tackle challenges;
•    Hunger – motivated with a burning desire to succeed; and
•    Horsepower – strong intellect and a capacity to learn quickly.
We then provide:
•    Accountability to living our core values and achieving established performance objectives (the right way);
•    Incentives to act like owners and opportunities to participate meaningfully in long-term value creation; and
•    An operating framework and set of business tools we call the Argo Business System.
Informed by our many years investing in businesses acquired through the search fund model, we are perhaps less nervous than some in backing early-in-career managers in leadership positions and supporting them with our operating framework.

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Exhibit 99.2

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CONCLUDING THOUGHTS
We made significant progress in pursuit of our organizational priorities in 2019. We have more work to do and we are excited to continue to build value for you, our shareholders. I would like to reiterate that management and your Board are anchored to the following principles as we pursue these goals:
We have a long-term perspective. By that, I mean we use a 20-year time horizon to guide our decision-making process in much the same way that a sole proprietor would. We use a long-term approach to investments and acquisitions, as well as incentive structures.
Our job is to compound intrinsic value per share. We are not focused on size -- generating more revenues or having more employees. We are focused on growing the value of the things we own (as measured by earnings and cash flow). We regard our equity capital as ‘precious’ – not to be wasted or treated carelessly.
We are aligned with our shareholders. As of this writing, the Board and management own approximately 47% of our current shares outstanding. We will continue to eat our own cooking.
As highlighted in this writing, we believe we have a concrete plan in place to grow the value of our Company over the long term. We look forward to demonstrating our progress to you in the future.
Respectfully,

John T. Fitzgerald
Shareholder, Director, President and CEO

This Annual Letter to Shareholders of Kingsway Financial Services Inc. (“Kingsway”) should be read in conjunction with Kingsway’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the Securities and Exchange Commission on July 10, 2020.
Forward-Looking Statements
This shareholder letter includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as “expects,” “believes,” “anticipates,” “intends,” “estimates,” “seeks” and variations and similar words and expressions are intended to identify such forward-looking statements; however, the absence of any such words and expressions does not mean that a statement is a not a forward-looking statement. Such forward-looking statements relate to future events or future performance, but reflect Kingsway management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the section entitled “Risk Factors” in Kingsway’s 2019 Annual Report on Form 10-K. Except as expressly required by applicable securities law, Kingsway disclaims any intention or obligation to update or revise any forward- looking statements whether as a result of new information, future events or otherwise.

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Exhibit 99.2

APPENDIX I TO
ANNUAL LETTER TO SHAREHOLDERS OF KINGSWAY FINANCIAL SERVICES INC.
The Company believes that non-GAAP adjusted net earnings (loss) and non-GAAP adjusted EBITDA, when presented in conjunction with comparable GAAP measures, provide useful information about the Company’s operating results and enhances the overall ability to assess the Company’s financial performance. The Company uses non-GAAP adjusted net earnings (loss) and non-GAAP adjusted EBITDA, together with other measures of performance under GAAP, to compare the relative performance of operations in planning, budgeting and reviewing the performance of its business. Non-GAAP adjusted net earnings (loss) and non-GAAP adjusted EBITDA allow investors to make a more meaningful comparison between the Company’s core business operating results over different periods of time. The Company believes that non-GAAP adjusted net earnings (loss) and non-GAAP adjusted EBITDA, when viewed with the Company’s results under GAAP and the accompanying reconciliations, provide useful information about the Company’s business without regard to potential distortions. By eliminating potential differences in results of operations between periods caused by the factors listed below, the Company believes that non-GAAP adjusted net earnings (loss) and non-GAAP adjusted EBITDA can provide useful additional basis for comparing the current performance of the underlying operations being evaluated.
The Company utilizes non-GAAP adjusted net earnings (loss) to evaluate Kingsway Financial Services Inc. at the total consolidated company level for the reasons explained above. The following is an explanation of the items excluded from non-GAAP adjusted net (loss) but included in net income (loss):
•Adjustments relating to realized and unrealized gains and losses. The Company excludes the following realized and non-cash unrealized gains and losses:
◦ Loss on sale of non-core investments; Change in fair value of investments. As fully explained in its 2019 Annual Report on Form 10-K filed on July 10, 2020, the Company holds investments in several businesses that are not essential to the Company’s strategy in the extended warranty, asset management or real estate industries. These investments arose as a result of decisions made by prior management, and the Company intends to monetize these investments in the most beneficial manner in order to redirect the capital into its ongoing business operations. Until these investments can be monetized, the Company will continue to record realized and non-cash unrealized gains and losses. Accordingly, the Company believes that excluding these items assists management and investors in making period-to-period comparisons of operating performance. Investors should note that these items will recur in future periods until these investments are fully monetized.
◦ Change in fair value of debt. The Company records its subordinated debt at fair value and changes to fair value (net of the portion of the change attributable to instrument-specific credit risk) are recorded as unrealized gains or losses. The change in fair value of debt will vary from period-to- period based upon specific market conditions at the time the valuation is performed. As such, the Company has excluded this item (i) because it is not directly attributable to the performance of the Company’s business operations and, accordingly, its exclusion assists management and investors in making period-to-period comparisons of operating performance and (ii) to assist management and investors in making comparisons to companies with different capital structures. Investors should note that the change in fair value of debt will recur in future periods, so long as the Company continues to hold the subordinated debt.

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Exhibit 99.2

◦ Equity in net loss of investee. Represents the Company’s holdings of Itasca Capital Limited (“ICL”) common stock until the Company disposed of its holdings in the fourth quarter of 2019. Given that the Company owned more than 20% of the outstanding common stock of ICL, the Company accounted for its investment under the equity method of accounting. This required the Company to record its portion of ICL’s net income or loss into the Company’s statement of operations every quarter. The Company was also required to review its investment on a regular basis for indicators of impairment and record impairment charges should its assessment find that its investment is other-than-temporarily impaired. Because this item was not directly attributable to the performance of the Company’s business operations, it has been excluded from non-GAAP adjusted net earnings (loss) in order to assist management and investors in making period-to-period comparisons of operating performance.
◦ Stock-Based Compensation Expense. Stock-based compensation expense is a non- cash expense arising from the grant of stock-based awards to employees. The Company believes that excluding the effect of stock-based compensation from non-GAAP adjusted net earnings (loss) assists management and investors in making period-to-period comparisons in the Company’s operating performance because (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of its business operations and (ii) such expenses can vary significantly between periods as a result of the timing of grants of new stock-based awards. Additionally, the Company believes that excluding stock- based compensation from non-GAAP adjusted net earnings (loss) assists management and investors in making meaningful comparisons between the Company’s operating performance and the operating performance of other companies that may use different forms of employee compensation or different valuation methodologies for their stock-based compensation. Investors should note that stock-based compensation is a key incentive offered to employees whose efforts contributed to the operating results in the periods presented and are expected to contribute to operating results in future periods. Investors should also note that such expenses will recur in the future.
◦ Discontinued operations related items. The Company recorded income from discontinued operations, net of taxes and loss on disposal of discontinued operations, net of taxes primarily due to the sale of the Mendota group of companies in 2018. As these items are not directly attributable to the performance of the Company’s ongoing business operations, their exclusion assists management and investors in making period-to-period comparisons of operating performance.
◦ Amortization. Amortization expense is a non-cash expense relating to intangible assets arising from acquisitions that are expensed over the estimated useful life of the related assets. The Company excludes amortization expense from non- GAAP adjusted net earnings (loss) because it believes that (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of its business operations and (ii) such expenses can vary significantly between periods as a result of new acquisitions and full amortization of previously acquired tangible and intangible assets. Accordingly, the Company believes that this exclusion assists management and investors in making period-to-period comparisons of operating performance. Investors should note that the use of intangible assets contributed to revenue in the periods presented and will

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Exhibit 99.2

contribute to future revenue generation and should also note that such expense will recur in future periods.
◦ Other Items. The Company engages in other activities and transactions that can impact its net income (loss). In recent periods, these other items included, but were not limited to: (i) employee termination charges; (ii) redomestication expenses; (iii) certain litigation expenses; (iv) acquisition and disposition related expenses and (v) extraordinary audit and audit-related expenses. The Company excludes these other items from non-GAAP adjusted net earnings (loss) because it believes these activities or transactions are not directly attributable to the performance of its business operations and, accordingly, their exclusion assists management and investors in making period- to-period comparisons of operating performance. Investors should note that some of these other items may recur in future periods.
The Company utilizes non-GAAP adjusted EBITDA to evaluate its Extended Warranty reportable segment for the reasons explained above. The Company notes that the exclusions from non- GAAP adjusted net (loss) explained above are not applicable to its Extended Warranty reportable segment as those items are not recorded into the Extended Warranty reportable segment operating income. The following is an explanation of the adjustments made to Extended Warranty reportable segment operating income in order to arrive at non-GAAP adjusted EBITDA:

•
Gain on sale of investments; investment income. Part of the Extended Warranty reportable segment operations is required to hold investments in trust in order to sell its products. As such, those investments generate ongoing income as well as gains and losses (realized and unrealized). However, these items are not recorded as part of the Extended Warranty reportable segment operating income. As these items are directly attributable to the performance of the Company’s business operations, they are included in non-GAAP adjusted EBITDA.

•
Depreciation. Depreciation expense is a non-cash expense relating to capital expenditures that are expensed on a straight-line basis over the estimated useful life of the related assets. The Company excludes depreciation from non-GAAP adjusted EBITDA because it believes that the amount of such expenses in any specific period may not directly correlate to the underlying performance of its business operations. Accordingly, the Company believes that this exclusion assists management and investors in making period-to-period comparisons of operating performance. Investors should note that the use of tangible assets contributed to revenue in the periods presented and will contribute to future revenue generation and should also note that such expense will recur in future periods.

A Note on Purchase Accounting
How does acquisition accounting under U.S. GAAP impact the recognition of assumed performance obligations in the periods immediately following the acquisition? Some companies collect upfront payments from customers for goods and services that will be delivered in the future. These entities recognize deferred revenue—a liability—on each period's balance sheet. This liability generally represents cash received or amounts billed for services not yet rendered by the entity. As the entity provides services, the liability is reduced and revenue is recognized in a pattern which depicts the transfer of benefits to the customer on the entity's income statement for the period.

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Exhibit 99.2

When accounting for a business combination, liabilities (and assets) are generally recognized at fair value on the acquisition date in accordance with U.S. GAAP. For businesses that have an incremental cost associated with providing service to each customer, the deferred revenue balance would be adjusted to fair value; ordinarily, this is akin to the amount that an independent third party would be paid to assume the obligation. Typically, this would be calculated as the present value of the cash outflows or costs that the entity requires to satisfy its customer performance obligations remaining under the contract, plus a reasonable margin that a third party would be willing to accept to assume this liability, which excludes up front selling and marketing costs which have been avoided by the acquiring enterprise. Except in very unusual circumstances, this reduces the reported amount of deferred revenue historically recorded by the selling enterprise immediately after the business combination. Consequently, entities wind up with lower revenue in periods after an acquisition than they would have if the acquisition had not occurred.
The extent of the period of lower revenue depends on the duration of typical revenue services. Companies with multiyear plans (such as an extended warranty company selling a two- or three-year service contract) may see lower amounts of revenue for several years following the acquisition date.
When we applied purchase accounting to the acquisition of Geminus, the fair value of the deferred revenue acquired was indeed lower than the balance immediately pre-acquisition, due to the very reasons explained above. However, the balance of the deferred acquisition costs also were reset to zero in accordance with purchase accounting under U.S. GAAP. We estimate that the application of purchase accounting in accordance with U.S. GAAP reduced revenues at our newly acquired subsidiary, Geminus, by $1.6 million in 2019 and reduced operating earnings by $0.9 million.

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Exhibit 99.2

Kingsway Financial Services Inc.
Reconciliation of Net Loss to Non-GAAP Adjusted Net Loss
For the Twelve Months Ended December 31, 2019 and 2018
(in thousands)
(UNAUDITED)

	2019	2018
Net Loss	$(4,313)	$(28,336)

Non-GAAP Adjustments:
(Gain) loss on sale of non-core investments (1)	(753)	-
Change in fair value of investments (2)	(4,712)	8,641
Change in fair value of debt (3)	(1,052)	1,720
Equity in net (gain) loss of investee (4)	(169)	2,499
Redomestication expenses (5)	72	440
Litigation expenses (6)	685	1,158
Acquisition and disposition related expenses (7)	46	712
Employee termination and recruiting expenses (8)	1,134	(1,521)
Stock-based compensation expense (9)	575	561
Net loss from discontinued operations, net of taxes (10)	1,544	6,072
Extraordinary audit and audit-related expenses (11)	886	-
Impairment of assets	75	-
Amortization expense	2,548	2,376
Total Non-GAAP Adjustments	879	22,658

Non-GAAP adjusted net loss	$(3,434)	$(5,678)

(1)
During 2019, the Company realized a gain upon the sale of New Aera Assets, 1347 Energy and FIMC that was partially offset by a realized loss on the sale of Redseal SPV, LLC. During 2018, the Company realized a loss upon the sale of investment in Itasca Golf Investors, LLC that was partially offset by gains on the sale of investments held by Argo Holdings Fund I, LLC and sale of the Itasca Real Estate Investors, LLC subsidiary.

(2)
The Company has investments in several entities that are not essential to the ongoing operations and strategy of the Company. The investments are recorded at fair value and changes to fair value are recorded as unrealized gains or losses.

	2019	2018
(Gain) loss on change in fair value of limited liability investments, at fair value	$(4,475)	$7,393
Net change in unrealized (gain) loss on private company investments	324	1,629
(Gain) loss on change in fair value of equity securities	(561)	(381)
	$(4,712)	$8,641

(3)
The Company records its subordinated debt at fair value and changes to fair value (net of the portion of the change attributable to instrument-specific credit risk) are recorded as unrealized gains or losses.

(4)
Represents the Company's investment in the common stock of Itasca Capital Ltd. ("ICL"). 2018 is inclusive of an other-than-temporary impairment charge of $1.7 million to reduce the carrying value of the Company's

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Exhibit 99.2

Investment in investee to the fair value as of December 31, 2018. The Company fully disposed of its investment in ICL during Q4 2019.

(5)	Expenses incurred as part of redomesticating Kingsway Financial Services Inc. from a Canadian registered company to be a Delaware registered company as of December 31, 2018.

(6)	Legal expenses associated with the Company's defense against significant litigation matters.

(7)	Expenses related to legal, accounting and other expenses associated with completed and contemplated acquisitions and disposals.

(8)
2019 includes charges relating to severance and consulting agreements pertaining to former key employees, as well as key employee recruiting expenses. 2018 includes charges relating to key employee terminations during the year, including ongoing equity-based compensation expense and severance charges that were more than offset by benefits arising from cancelations and modifications to terminated employees' equity-based compensation agreements.

(9)	Non-cash expense arising from the grant of stock-based awards to employees

(10)
Includes losses relating to Assigned Risk Solutions Ltd. and the October 2018 completed sale of the Mendota group of companies. Refer to Note 5, Disposal and Discontinued Operations, to the Company's 2019 Annual Report on Form 10-K filed with the Securities and Exchange Commission on July 10, 2020 for further information.

(11)	Extraordinary audit and audit-related expenses incurred as a result of the delayed filing of the 2018 Kingsway Audit Report.

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Exhibit 99.2

Kingsway Financial Services Inc.
Reconciliation of Extended Warranty Segment Operating Income to Non-GAAP Adjusted EBITDA
For the Twelve Months Ended December 31, 2019 and 2018
(in thousands)
(UNAUDITED)

	2019	2018
Extended Warranty Operating income	$4,611	$4,215

Non-GAAP Adjustments:
Investment income (1)	652	466
Gain (loss) on sale of core investments (2)	43	13
Depreciation	205	150
Total Non-GAAP Adjustments	900	629

Non-GAAP adjusted EBITDA for warranty segment	$5,511	$4,844

(1)	Investment income arising as part of Extended Warranty segments minimum holding requirements

(2)	Realized Gains (losses) resulting from investments held in trust as part of Extended Warranty segments minimum holding requirements

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